UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 30, 2015

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure in Item 8.01 below regarding the sale of the Blue Fin Building is incorporated by reference into this Item 1.01.

Item 8.01.	Other Events.

Sale of the Blue Fin Building

On October 30, 2015, Time Inc. (UK) Blue Fin Holdings Limited (the “Seller”), an indirect wholly-owned subsidiary of Time Inc. (together with its subsidiaries, the “Company”), entered into a definitive agreement (the “Sale Agreement”) with Blue Fin UK Limited (the “Buyer”) for the sale (the “Sale”) of 100% of the capital stock of IPC Magazines Group Limited (“IPC Magazines Group”), subject to the satisfaction of customary closing conditions. IPC Magazines Group owns the Blue Fin Building, and its business relates exclusively to owning and managing the building, which is the Company’s principal executive office in the United Kingdom. The Buyer is a joint venture between Oxford Properties Group and Temasek Holdings (Private) Limited. The purchase price, which is payable in cash upon the closing of the Sale (the “Closing”), is £415 million, subject to adjustment for current assets and current liabilities of the Company as of the Closing. The Company anticipates that such adjustment will reduce the purchase price by approximately £3 million. The Closing is expected to occur in the fourth quarter of 2015.

The net proceeds of the Sale are expected to be approximately £408 million after transactions costs. Of this amount, £50 million is expected to be contributed into the IPC Media Pension Scheme, the Company’s frozen UK pension plan, as more fully described in the Company’s Current Report on Form 8-K dated October 23, 2015. The Company has entered into one or more foreign exchange forward contracts with financial institutions in order to effectively fix, through the anticipated Closing date, the current U.S. dollar/ British pound sterling exchange rate on £310 million of the net proceeds, which amount is expected to be repatriated to the U.S. shortly after closing of the transaction. As a result of the foreign exchange forward contract, the Company will be exposed to exchange rate risk on the £310 million notional amount of the contract. Although the anticipated repatriated sale proceeds are intended to offset this risk, if the Closing were not to occur and the U.S. dollar were to depreciate against the British pound sterling before the forward contract were terminated, the Company could incur significant losses under the contract with no offsetting benefits from the Sale.

The Sale Agreement contains customary representations and warranties regarding the Company and its assets, liabilities, contractual commitments, tax obligations and financial statements, among other matters. The Buyer’s sole remedy in the event of a breach of such representations and warranties would be recovery under a warranty and indemnity insurance policy that it has procured at its own expense; provided that the Seller is liable for up to the full amount of the sale consideration for a breach of certain fundamental warranties relating to the ownership of the Blue Fin Building and the shares of IPC Magazines Group and for certain tax-related and pension-related matters.

The Sale Agreement also contains customary covenants, including, among others, a requirement for IPC Magazines Group to operate its business in the normal course though the Closing.

Each party has certain rights to terminate the Sale Agreement if the other party fails to comply with its material completion obligations under the Sale Agreement. The Seller’s sole remedy if it were to terminate the Sale Agreement due to the Buyer’s material breach would be to retain a £20.75 million deposit that the Buyer has made toward the purchase price.

The Company will continue to maintain its principal executive office in the U.K. in the Blue Fin Building subsequent to the Closing pursuant to a lease agreement (the “Lease Agreement”) between Time Inc. (UK) Ltd., which is the Company’s primary operating subsidiary in the U.K. (“Time Inc. UK”), and IPC Magazines Group, which will become a subsidiary of the Buyer as a result of the Sale. The Lease Agreement will expire on December 31, 2025, subject to Time Inc. UK’s option to renew for an additional term of five or ten years. Time Inc. has agreed to guarantee the obligations of the Seller and Time Inc. UK under the Sale Agreement and the Lease Agreement, respectively.

Under the Lease Agreement, Time Inc. UK will be obligated to pay an annual rent of approximately £9 million, plus common area maintenance charges. As a result of the Sale, the Company will lose approximately £9 million per year of third-party rental income and will recognize depreciation expense savings of approximately £11 million per year.

This description of the Sale Agreement is qualified in its entirety by reference to the complete terms and conditions of the Sale Agreement, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company will provide further disclosure regarding its anticipated use of the proceeds of the Sale on November 5, 2015 when it announces its results for the third quarter of 2015.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Sale and Purchase Agreement dated as of October 30, 2015 among Time Inc., Time Inc. (UK) Blue Fin Holdings Limited and Blue Fin UK Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
	Name:	Jeffrey J. Bairstow
	Title:	Executive Vice President and Chief Financial Officer

Date: October 30, 2015